Exhibit 99.1

NASDAQ Grants SGLP’s Request for Filing Extension

Tulsa, Okla. – November 24, 2008 /BUSINESS WIRE/ –

SemGroup Energy Partners, L.P. (NASDAQ: SGLP) today announced the NASDAQ Hearings Panel granted SGLP’s request for an extension of time to file its Form 10-Qs for the quarters ended June 30, 2008 and September 30, 2008.  Pursuant to the extension, SGLP’s common units will continue to be listed on The NASDAQ Stock Market subject to the filing of the above referenced Form 10-Qs on or before February 17, 2009.

As previously disclosed, SGLP was unable to timely file its Form 10-Qs for the quarters ended June 30, 2008 and September 30, 2008 due to uncertainties surrounding the filing of voluntary petitions by SemGroup, L.P. (the “Private Company”) and certain of its subsidiaries for reorganization under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware on July 22, 2008.

"We are very pleased with the Panel’s decision to grant us additional time to file our Second and Third Quarter Form 10-Qs.  We continue to work with our board of directors in evaluating the impact of the Private Company’s bankruptcy filings  on our financial statements in an effort to file our Second and Third Quarter Form 10-Qs within the extension granted by the Panel,” stated Kevin Foxx, SGLP’s President and Chief Executive Officer.

About SemGroup Energy Partners, L.P.
SemGroup Energy Partners owns and operates a diversified portfolio of complementary midstream energy assets. SemGroup Energy Partners provides crude oil and liquid asphalt cement terminalling and storage services and crude oil gathering and transportation services. SemGroup Energy Partners is based in Tulsa, Oklahoma. As a publicly traded master limited partnership, SemGroup Energy Partners’ common units are traded on the NASDAQ Global Market under the symbol SGLP. The general partner of SemGroup Energy Partners is a subsidiary of SemGroup, L.P.   For more information, visit SemGroup Energy Partners’ web site www.SGLP.com.

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Forward-Looking Statements
This news release includes forward-looking statements. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to SemGroup, L.P.’s bankruptcy filings and related events, insufficient cash from operations, market conditions, governmental regulations and factors discussed in SemGroup Energy Partners’ filings with the Securities and Exchange Commission. If any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. SemGroup Energy Partners undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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SGLP Investor Relations Contact:
Brian Cropper
Toll Free Phone: 866.490.SGLP (7457)
Phone: 918.524.SGLP (7457)
Email: investor@semgroupenergypartners.com